Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Equity Incentive Plan, and the Amended and Restated 1998 Stock Incentive Plan of RealPage, Inc. of our report dated April 28, 2010, (except Note 15 as to which the date is July 23, 2010), with respect to the consolidated financial statements and schedule of RealPage, Inc. included in the Registration Statement (Form S-1 No. 333-166397) and related Prospectus of RealPage, Inc. for the year ended December 31, 2009, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-1.
/s/ Ernst & Young LLP

Dallas, Texas
August 16, 2010